EXHIBIT 99.1

CONTACT:

GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374	(617) 577-8110

GTC BIOTHERAPEUTICS ANTICIPATES EMEA OPINION ON ATryn® IN FEBRUARY 2006

FRAMINGHAM, MA – September 16, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today that the European Medicines Agency (EMEA) extended its timeline for completion of the required site inspection process and its determination of an opinion on GTC’s Marketing Authorization Application (MAA) for ATryn®. Due to the expected timing of ongoing inspections and reporting of the results, which will affect completion of other parts of the overall review process, GTC is now anticipating the EMEA’s opinion in February 2006. GTC’s MAA for ATryn®, a recombinant form of human antithrombin, seeks approval for the prophylactic treatment of patients with hereditary antithrombin deficiency in high-risk situations.

“Despite the delay in the inspection process, the review of our responses to the Outstanding List of Issues continues to progress and we are planning for the commercial launch of ATryn® in mid-2006,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “GTC remains confident and committed to achieving a positive outcome in the EMEA review process.”

GTC’s commercial launch in Europe will potentially be through a partnering arrangement. GTC continues in partnering negotiations for commercialization of ATryn® in Europe and its additional development in larger acquired deficiency indications. Potential acquired deficiency indications include severe burns, coronary artery bypass graft surgery, and sepsis.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC has developed goats that have the human antithrombin gene linked to a milk-protein promoter so that they express the antithrombin protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. In addition to the lead ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding future actions regarding the EMEA’s review of the MAA for ATryn®, the anticipated timing for a European market launch of ATryn®, and the progress and prospects of partnering discussions for commercialization and development of additional indications for ATryn®. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties associated with dependence upon the actions of regulatory agencies and uncertainties associated with potential collaborations. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.